Exhibit 99.1

Hi-Tech Pharmacal Reports Sales of $64.3 Million and EPS of $0.43 for the Third Quarter Ended January 31, 2013

AMITYVILLE, N.Y. – March 7, 2013 - Hi-Tech Pharmacal Co., Inc. (NASDAQ: HITK) today reported results for the Company’s fiscal third quarter ended January 31, 2013.

Quarterly Results

Net sales for the three months ended January 31, 2013 were $64,331,000, an increase of $8,706,000 or 16% compared to the net sales of $55,625,000, for the three months ended January 31, 2012.

Net sales for generic pharmaceuticals for the three months ended January 31, 2013 were $54,148,000, an increase of $6,607,000 or 14%, compared to sales of $47,541,000 for the respective prior fiscal period. Sales of Fluticasone Propionate increased to $23,000,000 from $21,800,000 in the comparable quarter as the Company sold more units at a lower average price. The Company also benefited from sales of new products such as Nystatin oral suspension, Lidocaine 5%, Levetiracetam oral solution and Paregoric, launched in February, March, May and August 2012, respectively.

ECR Pharmaceuticals contributed $5,079,000 to sales in the current period, an increase of $732,000 or 17%, compared to sales of $4,347,000 for the respective fiscal 2012 period. The increase was primarily due to higher sales of Tussicaps(R).

Net sales for the Health Care Products division, which markets the Company’s OTC branded products, were $5,104,000, an increase of $1,367,000 or 37%, compared to $3,737,000 reported for the same period last year. The increase was due to higher sales across all product lines. Most notably, sales of Diabetic Tussin(R) saw a significant increase over the same quarter in the prior year. New product Sinus Buster(R), acquired March 2012, also contributed to the increase.

Sales in all three divisions were impacted by the strong cough, cold and flu season experienced during the quarter ended January 31, 2013. The Hi-Tech generic division saw increases in hydrocodone/homatropine, HCP had strong increases in Diabetic Tussin(R) and ECR had a large increase in sales of Tussicaps(R).

Cost of goods sold increased to $31,452,000 or 49% of net sales, for the three months ended January 31, 2013 from $24,889,000, or 45% of net sales, for the three months ended January 31, 2012. The increase in cost of goods sold as a percentage of net sales is primarily due to pricing declines for Fluticasone Propionate nasal spray. The Company anticipates that pricing declines will continue, but the cost to manufacture Fluticasone Propionate nasal spray will decline in the fourth quarter of the fiscal year due to lower input costs. Higher margins at the ECR subsidiary partially offset this trend.

Research and product development costs for the three months ended January 31, 2013 increased 98% to $5,964,000, compared to $3,017,000 for the same period ended January 31, 2012. The Company has increased spending on internal projects for the generic division, which include five projects that require clinical trials. Clinical trials for two of these projects were ongoing during the quarter.

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Selling, general and administrative expense increased to $16,538,000 from $11,712,000 for the three months ended January 31, 2013 and 2012, respectively. This increase is due to increased advertising expense primarily in the Health Care Products division. Increases of marketing expenses in the ECR division, legal expenses for the generic division and freight-out expense in all divisions also contributed to the increase.

Amortization expense for the quarter ended January 31, 2013 increased to $1,618,000 from $1,548,000, a 5% increase compared to the same fiscal 2012 period. The increase was due to intangible asset purchases over the last year which includes acquisitions of Tussicaps(R) and Sinus Buster(R).

For the three months ended January 31, 2013, the Company recorded net income of $5,940,000, a decrease from net income of $10,806,000, for the same period in the prior year. On a fully diluted share basis, EPS decreased to $0.43 from $0.79 in the prior year.

David Seltzer, President and CEO, commented on the results: “We are very pleased with our record sales this quarter. The higher spending in the period reflects our confidence in the future of our business as we increased development efforts for the generic division, increased advertising for the HCP division and increased marketing efforts in the ECR division.”

Conference call information

The Company will hold a conference call today to discuss its financial results at 10 a.m. Eastern Time.

To access the conference call, dial toll free 800-798-2864, or 617-614-6206 for international callers, five minutes before the conference. The passcode for the conference call is 41092358.

A replay of the conference call will be available after 12:00 p.m. on March 7, 2013, for one week by calling toll free 888-286-8010, or 617-801-6888 for international callers. The passcode for the replay is 74613875. The call can also be accessed on the Investor Relations page on the Company’s website www.hitechpharm.com.

Other Information

The following table shows Hi-Tech’s current R&D pipeline:

(Dollars in Billions)

	Hi-Tech		Partnered		Total
Products	#	Market	#	Market	#	Market
At FDA	11	$0.9	4	$1.6	15	$2.5
In development	16	$2.4	4	$1.4	20	$3.8

The pipeline includes sterile ophthalmic products, controlled substances, oral solutions and suspensions and solid dosage forms.

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Hi-Tech is a specialty pharmaceutical company developing, manufacturing and marketing generic and branded prescription and OTC products. The Company specializes in difficult to manufacture liquid and semi-solid dosage forms and produces a range of sterile ophthalmic, otic and inhalation products. The Company’s Health Care Products Division is a leading developer and marketer of OTC products for the diabetes marketplace. Hi-Tech’s ECR Pharmaceuticals subsidiary markets branded prescription products.

This press release contains certain future projections and forward-looking statements (statements which are not historical facts) with respect to the anticipated future performance of Hi-Tech made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such future projections and forward-looking statements are not assurances, promises or guarantees and investors are cautioned that all future projections and forward-looking statements involve significant business, economic and competitive risks and uncertainties, many of which are beyond Hi-Tech's ability to control or estimate precisely, including, but not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, the regulatory environment, including without limitation, reliance on key strategic alliances, availability of raw materials, fluctuations in operating results, loss of customers or employees, the possibility that legal proceedings may be instituted against Hi-Tech and other results and other risks detailed from time to time in Hi-Tech’s filings with the Securities and Exchange Commission. The actual results will vary from the projected results and such variations may be material. These statements are based on management's current expectations and assumptions concerning the future performance of Hi-Tech and are naturally subject to uncertainty and changes in circumstances. No representations or warranties are made as to the accuracy or completeness of any of the information contained herein, including, but not limited to, any assumptions or projections contained herein or forward-looking statements based thereon. We caution you not to place undue reliance upon any such forward-looking statements which speak only as of the date made, except to the extent specifically dated as of an earlier date. Hi-Tech is under no obligation, and expressly disclaims any such obligation, to update, alter or correct any inaccuracies herein, whether as a result of new information, future events or otherwise.

Contact Information: Hi-Tech Pharmacal Co., Inc.

William Peters, CFO

(631) 789-8228

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	Nine Months (Unaudited)		Three Months (Unaudited)
	1/31/13	1/31/12	1/31/13	1/31/12
Net sales	$173,911,000	$168,711,000	$64,331,000	$55,625,000
Cost of goods sold	86,122,000	71,343,000	31,452,000	24,889,000

Gross profit	87,789,000	97,368,000	32,879,000	30,736,000

Selling, general, administrative expenses	38,875,000	30,967,000	16,538,000	11,712,000
Amortization expense	5,136,000	3,723,000	1,618,000	1,548,000
Research & product development costs	13,779,000	8,884,000	5,964,000	3,017,000
Royalty income	(1,403,000)	(2,293,000)	(368,000)	(898,000)
Contract research income	(2,000)	(226,000)	—	(198,000)
Interest expense	441,000	247,000	138,000	201,000
Interest income and other	(183,000)	(696,000)	(60,000)	(390,000)
Total	$56,643,000	$40,606,000	$23,830,000	$14,992,000

Income before income taxes	31,146,000	56,762,000	9,049,000	15,744,000
Provision for income taxes	10,278,000	18,400,000	3,109,000	4,938,000

Net income	$20,868,000	$38,362,000	$5,940,000	$10,806,000

Basic net earnings per share	$1.58	$2.99	$0.44	$0.83

Diluted net earnings per share	$1.53	$2.87	$0.43	$0.79

Weighted average shares outstanding – basic	13,216,000	12,824,000	13,409,000	12,986,000
Effect of potential common shares	387,000	554,000	321,000	697,000
Weighted average shares outstanding – diluted	13,603,000	13,378,000	13,730,000	13,683,000

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